Exhibit 10.9

AGREEMENT AMONG PRINCIPALS

dated as of

July 13, 2007

among

LEON D. BLACK,

MARC J. ROWAN,

JOSHUA J. HARRIS,

BLACK FAMILY PARTNERS, L.P.,

MJR FOUNDATION LLC,

AP PROFESSIONAL HOLDINGS, L.P.,

and

BRH HOLDINGS, L.P.

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TABLE OF CONTENTS

(continued)

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AGREEMENT AMONG PRINCIPALS (the “Agreement”), dated as of July 13, 2007, among Leon D. Black (“LB”), Marc J. Rowan (“MR”), Joshua J. Harris (“JH”, and together with LB and MR, the “Principals”, and each individually, a “Principal”), Black Family Partners, L.P., a Delaware limited partnership, MJR Foundation LLC, a New York limited liability company, AP Professional Holdings, L.P., a Cayman Islands exempted limited partnership (“Intermediate Holdings”), and BRH Holdings, L.P., a Cayman Islands exempted limited partnership (“Holdings”).

WHEREAS, the Principals and other members of their respective Principal Groups (as defined herein) own all of the equity interests in Holdings;

WHEREAS, BRH Holdings GP, Ltd., a Cayman Islands exempted company (the “Holdings GP”) is the general partner of Holdings and Intermediate Holdings;

WHEREAS, the Principals are the sole members of the Holdings GP;

WHEREAS, immediately prior to the effectiveness of this Agreement, the parties hereto have entered into the Principals Contribution Agreement (as defined herein) whereby the Principals and their Groups contributed certain equity interests in the Apollo Operating Group to Intermediate Holdings (as defined herein) and sold certain equity interests in the Apollo Operating Group to APO Corp. and APO LLC (each as defined herein); and

WHEREAS, immediately prior to the effectiveness of this Agreement, certain Apollo senior managers entered into the Roll-up Agreements, whereby such senior managers contributed certain equity interests in the Apollo Operating Group to Intermediate Holdings and sold certain equity interests in the Apollo Operating Group to APO Corp. and APO LLC;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 6.9.

“Agreement” has the meaning set forth in the recitals to this Agreement.

“AOG Unit” refers to a unit in the Apollo Operating Group, which represents one limited partnership interest in each of the limited partnerships that comprise the Apollo Operating Group and any securities issued or issuable in exchange for or with respect to such AOG Units (i) by way of a dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“APO Corp.” means APO Corp., a Delaware corporation.

“APO LLC” means APO Asset Co., LLC, a Delaware limited liability company.

“Apollo” means Apollo Global Management, LLC.

“Apollo Employer” means Apollo or any successor thereto.

“Apollo Operating Group” means (i) Apollo Management Holdings, L.P., a Delaware limited partnership, Apollo Principal Holdings I, L.P., a Delaware limited partnership, Apollo Principal Holdings II, L.P., a Delaware limited partnership, Apollo Principal Holdings III, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings IV, L.P., a Cayman Islands exempted limited partnership, and any successors thereto or other entities formed to serve as holding vehicles for Apollo carry vehicles, management companies or other entities formed to engage in the asset management business (including alternative asset management) and (ii) any such Apollo carry vehicles, management companies or other entities formed to engage in the asset management business (including alternative asset management) and receiving management fees, incentive fees, fees paid by Portfolio Companies, carry or other remuneration which are not Subsidiaries of the Persons described in clause (i), excluding any Funds and any Portfolio Companies.

“Base Cause Amount” has the meaning set forth in Section 3.2(a).

“Base Disability Amount” has the meaning set forth in Section 3.2(a).

“Board” means the board of directors of Apollo.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Cause” means (i) a final, non-appealable conviction of or plea of nolo contendere to a felony prohibiting such Principal from continuing to provide services as an investment professional to Apollo due to legal restriction or physical confinement; or (ii) ceasing to be eligible to continue performing services as an investment professional on behalf of Apollo or any of its material Subsidiaries, in each case, pursuant to a final, non-appealable legal restriction (such as a final, non-appealable injunction, but expressly excluding a preliminary injunction or other provisional restriction).

“Charitable Institution” means an organization described in Section 501(c)(3) of the Code (or any corresponding provision of a future United State Internal Revenue law) which is exempt from income taxation under Section 501(a) thereof.

“Class A Shares” means the Class A Shares of Apollo representing Class A limited liability company interests of Apollo and any equity securities issued or issuable in exchange for or with respect to such Class A Shares (i) by way of a dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Class B Share” means the Class B Share of Apollo representing Class B limited liability company interests of Apollo and any equity securities issued or issuable in exchange for or with respect to such Class B Share (i) by way of a dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means information that is not generally known to the public and that is or was used, developed or obtained by Holdings or any member of the Apollo Operating Group, their respective Subsidiaries or any Fund or Portfolio Company, including but not limited to, (i) information, observations, procedures and data obtained by the Principal while employed by the Apollo Employer or while a member of Holdings, or in connection with being a partner of any business or predecessor of the Apollo Operating Group or its Subsidiaries, concerning the business or affairs of Holdings, Apollo and its Subsidiaries, any Fund or any Portfolio Companies, (ii) products or services, (iii) costs and pricing structures, (iv) analyses, (v) performance data (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) investors, customers, vendors, suppliers and investor, customer, vendor and supplier lists, (xii) other copyrightable works, (xiii) all production methods, processes, technology and trade secrets, (xiv) this Agreement and the governing agreements of Apollo or any of its Subsidiaries, (xv) investment memoranda and investment documentation concerning any potential, actual or aborted Investments, and (xvi) all similar and related information in whatever form. Confidential Information will not include any information that is generally available to the public prior to the date the Principal proposes to disclose or use such information. For the avoidance of doubt, Confidential Information does not include information concerning non-proprietary business or investment practices, methods or relationships customarily employed or entered into by comparable business enterprises.

“Continuing Principal” shall have the meaning set forth in Section 4.1(a).

“Deficit Restoration Amount” shall have the meaning set forth in Section 2.3(b).

“Disability” shall refer to any physical or mental incapacity which prevents a Principal from carrying out all or substantially all of his duties under his employment agreement with the Apollo Employer in such capacity for any period of one hundred eighty (180) consecutive days or any aggregate period of eight (8) months in any 12-month period, as determined, in its sole discretion, by a majority of the members of the Board, including a majority of the Continuing Principals who are members of the Board (but for the sake of clarity not including the Principal in respect of which the determination is being made).

“Dispute” has the meaning set forth in Section 6.9(a).

“Distribution Account” means any of the LB Distribution Account, the MR Distribution Account and the JH Distribution Account.

“Employment Fraction” means (i) with respect to a Principal who resigns, retires or is terminated for Cause, a fraction (not to exceed one), the numerator of which is the number of whole months elapsed from January 1, 2007 until the date of such Principal’s termination and the denominator of which is 60, if such Principal is MR or JH and 72, if such Principal is LB, and (ii) with respect to a Principal who is terminated due to death or Disability, a fraction (not to exceed one), the numerator of which is the number of whole months elapsed from January 1, 2007 until the date of such Principal’s termination and the denominator of which is 60.

“Equivalent Heritage Points” means, with respect to each Principal Group, the number of Heritage Points a Principal Group would own if the Heritage Points were allocated in accordance with the Sharing Percentages. Equivalent Heritage Points shall be adjusted pursuant to Section 2.3.

“Equivalent Heritage Points Deficit” means, with respect to a Principal Group, as of immediately prior to any Exchange, the excess (if any) of the number of Equivalent Heritage Points of such Principal Group over the Pecuniary Interest in the Heritage Points of such Principal Group.

“Exchange” means (i) the exchange by Holdings of an AOG Unit for a Class A Share pursuant to the Exchange Agreement, and the subsequent sale of such Class A Share, at prevailing market prices for a Class A Share (unless the Person requesting such Exchange is willing to accept a lower price, e.g., to effect a block trade), (ii) a redemption of AOG Units initiated by Apollo or any of its Subsidiaries, solely upon Apollo’s election, in which any Principal elects to participate, (iii) a sale by Intermediate Holdings of AOG Units in an LB Extraordinary Transaction or any other transaction approved by the Persons who will be selling Pecuniary Interests in AOG Units or (iv) at the option of the Executive Committee, in the event of a Pro Rata Exchange or a Non-Pro Rata Exchange, an In-Kind Exchange Distribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, among Apollo, each member of the Apollo Operating Group, Intermediate Holdings and the other parties thereto.

“Exchange Percentage” means a fraction, the numerator of which is the number of AOG Units transferred by a Principal Group pursuant to an Exchange and the denominator of which is the number of AOG Units in which such Principal Group had a Pecuniary Interest immediately prior to such transfer.

“Excluded Assets” means any direct or indirect (i) personal investment or co-investment in any Fund or co-investment vehicle by any Principal or other member of his Principal Group (including future personal investments or co-investments and investments funded through any Apollo fee waiver program, provided, that in connection with the Apollo fee waiver program, a Principal may only waive compensation or distributions that would otherwise be paid to such Principal (directly or indirectly) from the members of the Apollo Operating Group consistent with the terms of the Reorganization Documents (as such term is defined in the Strategic Agreement)), (ii) any amounts owed to any Subsidiary of Apollo by a Fund pursuant to a fee deferral arrangement in an investment management agreement with respect to any periods ending on or prior to the date hereof (which amount includes deferred fees and earnings thereon earned anytime after such fees are deferred), which for this purpose shall include with respect to fees deferred for 2007, the portion of such fees that bears the same relationship to the total deferred fees as the number of days from January 1, 2007 through the date of this agreement bears to 365 days, (iii) interest in any of the entities set forth on Schedule II hereto (including any indirect interest in the profits, losses and returns of capital associated with a Fund’s general partner making capital commitments to such Fund, as described on Schedule II), (iv) amounts owed to any Principal or other member of his Principal Group pursuant to any escrow of carried interest earned that has been escrowed to secure the clawback obligation of the general partner of any Fund pursuant to its organizational documents, (v) compensation and benefits paid or given to a Principal consistent with the terms of such Principal’s Employment Agreement, (vi) director options issued prior to January 1, 2007 by any Portfolio Company, (vii) an entity formed (without any material economics) to control the investment in Harrah’s Entertainment, Inc. and (viii) interest in the Gulfstream IV aircraft and any associated purchase debt.

“Executive Committee” has the meaning set forth in Section 5.1(a).

“Extraordinary Transaction” means (i) a sale or other disposition of the Apollo Operating Group and/or its Subsidiaries or any portion thereof, through a merger, recapitalization, stock sale, asset sale or otherwise, to an unaffiliated third party, or (ii) a borrowing to finance a direct or indirect distribution to Holdings; provided, however, that (x) Non-Pro Rata Exchanges and Pro Rata Exchanges in which each seller has the option not to sell, (y) transfers by a Principal or a member of his Group to another member of such Principal’s Group and (z) the issuance of bona fide equity incentives to any employee (other than the Principals) of Apollo, the Apollo Operating Group or their respective Subsidiaries shall not constitute an Extraordinary Transaction.

“First Closing” means with respect to any Fund, the bona fide first closing with respect to any Fund that includes at least twenty percent (20%) of capital contributed or committed by unaffiliated third party Persons or any Fund.

“Forfeited Interests” shall have the meaning set forth in Section 4.1(a).

“Forfeiting Principal” shall have the meaning set forth in Section 4.1(a).

“Forfeiture Date” means, as to the Forfeited Interests to be forfeited within Holdings for the benefit of the Continuing Principals, the date which is the earlier of (i) the date that is six (6) months after the applicable date of termination of employment and (ii) the date on or after such termination date that is six (6) months after the date of the latest publicly-reported disposition (or deemed disposition subject to Section 16 of the Exchange Act) of equity securities of Apollo by any of the Continuing Principals.

“FRCP” has the meaning set forth in Section 6.9.

“Fund” means any pooled investment vehicle or similar entity sponsored or managed by Apollo or any of its Subsidiaries.

“Fund IV” means, collectively, Apollo Investment Fund IV, L.P., a Delaware limited partnership, and Apollo Overseas Partners IV, L.P., a Cayman Islands exempted limited partnership.

“Fund IV GP” means Apollo Advisors IV, L.P., a Delaware limited partnership.

“Fund V” means, collectively, Apollo Investment Fund V, L.P., a Delaware limited partnership, Apollo Overseas Partners V, L.P., a Cayman Islands exempted limited partnership, Apollo Netherlands Partners V(A), L.P., a Cayman Islands exempted limited partnership, Apollo Netherlands Partners V(B), L.P., a Cayman Islands exempted limited partnership, Apollo German Partners V GmbH & Co. KG, a German limited partnership, AIF V Euro Holdings, L.P., a Cayman Islands exempted limited partnership, and Apollo Investment Fund V (PLASE), L.P., a Delaware limited partnership.

“Fund V GP” means, collectively, Apollo Advisors V, L.P., a Delaware limited partnership and Apollo Advisors V, (EH Cayman), L.P., a Cayman Islands exempted limited partnership.

“Fund VI GP” means, collectively, Apollo Advisors VI, L.P., a Delaware limited partnership and Apollo Advisors VI, (EH), L.P., a Cayman Islands exempted limited partnership.

“Group” shall mean with respect to each Principal, such Principal and (i) such Principal’s spouse, (ii) a lineal descendant of such Principal’s parents, the spouse of any such descendant or a lineal descendent of any such spouse, (iii) a Charitable Institution solely controlled by such Principal and other members of his Group, (iv) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are one or more of such Principal and Persons described in clauses (i) through (iii) of this definition, (v) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by one or more of such Principal and Persons described in clauses (i) through (iv) of this definition, (vi) an individual mandated under a qualified domestic relations order, or (vii) a legal or personal representative of such Principal in the event of his death or Disability. For purposes of this definition, (x) “lineal descendants” shall not include individuals adopted after attaining the age of eighteen (18) years and such adopted Person’s descendants; and (y) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trust’s assets if it were then to terminate. No Principal shall ever be a member of the Group of another Principal.

“Heritage Fund” means Fund IV and/or Fund V, as applicable.

“Heritage Points” means the nominal number of “points” with respect to each Heritage Fund contributed by each Principal Group to the Apollo Operating Group, as set forth on Schedule I hereto. The general partner of each Heritage Fund has issued 2,000 “points” in the aggregate, with each “point” representing 0.05% of the carried interest paid by such Heritage Fund to its general partner.

“Heritage Points Percentage” means, with respect to any Principal Group and Heritage Fund, such Principal Group’s Pecuniary Interest in the Heritage Points of such Heritage Fund divided by the Pecuniary Interest of all the Principal Groups in the Heritage Points of such Heritage Fund as set forth on Schedule I hereto, as adjusted pursuant to Sections 2.3, 4.1(d) and 4.2. For the avoidance of doubt, Persons other than the Principal Groups own interests, directly or indirectly, in Fund IV and Fund V, and therefore, a Principal Group’s Heritage Points Percentage will be greater than its ownership percentage in Fund IV and Fund V, respectively.

“Holdings” has the meaning set forth in the recitals.

“Holdings GP” has the meaning set forth in the recitals.

“In-Kind Exchange Distribution” means a Pro Rata Exchange or a Non-Pro Rata Exchange accomplished by the distribution of AOG Units to all the Principals in the case of a Pro Rata Exchange or, in the case of a Non-Pro Rata Exchange, to those Principals directing such Non-Pro Rata Exchange.

“Independent Board” has the meaning set forth in Section 5.3(a).

“Intermediate Holdings” has the meaning set forth in the recitals.

“Investment” shall mean any investment (or similar term describing the results of the deployment of capital) as defined in the governing document of any Fund managed (directly or indirectly) by a member of the Apollo Operating Group.

“JH” has the meaning set forth in the recitals to this Agreement.

“JH Distribution Account” has the meaning set forth in Section 2.7(a).

“JH Group” means JH and his Group.

“LB” has the meaning set forth in the recitals to this Agreement.

“LB Distribution Account” has the meaning set forth in Section 2.7(a).

“LB Extraordinary Transaction” has the meaning set forth in Section 5.4(b).

“LB Group” means LB and his Group.

“Lender Rights Agreement” means the Lender Rights Agreement, dated as of the date hereof, by and among Apollo, APOC Holdings Ltd., a Cayman Islands exempted company, the California Public Employees’ Retirement System and the other parties thereto, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“MR” has the meaning set forth in the recitals to this Agreement.

“MR Distribution Account” has the meaning set forth in Section 2.7(a).

“MR Group” means MR and his Group.

“Non-Pro Rata Exchange” means an Exchange the proceeds of which (including in the case of an In-Kind Distribution, the AOG Units) will be distributed to (or otherwise benefit) the Principal Groups within Holdings in any manner other than a Pro Rata Exchange.

“Partial Vested Cause Amount” has the meaning set forth in Section 3.2(a).

“Partial Vested Disability Amount” has the meaning set forth in Section 3.2(c).

“Partnership Agreement” means the Amended and Restated Exempted Limited Partnership Agreement of Holdings, dated as of the date hereof, by and among the Holdings GP and each member of the Principal Groups.

“Pecuniary Interest” means (i) with respect to AOG Units, the number of AOG Units that would be distributable to a Principal Group assuming that Holdings, Intermediate Holdings and any other Person that holds AOG Units in which Holdings has a direct or indirect interest were liquidated and distributed their respective assets in accordance with their respective governing agreements and (ii) with respect to Heritage Points, the number of Heritage Points that would be distributable to a Principal Group assuming that Holdings, Intermediate Holdings and any other Person that holds Heritage Points in which Holdings has a direct or indirect interest were liquidated and distributed their respective assets in accordance with their respective governing agreements (in each case, assuming the interests held by the Principal Groups were fully vested).

“Permitted Transferee” means with respect to any Person who proposes to transfer an interest in Holdings, (i) another Person in the same Group as the transferee, (ii) any other Principal with respect to transactions contemplated by Sections 2.3 and 4.1 of this Agreement or (iii) any Continuing Principal or any member of such Continuing Principal’s Group.

“Person” shall be construed broadly and includes any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Portfolio Company” means any Person in which any Fund owns an Investment.

“Principal Group” means with respect to any Principal, such Principal and his Group.

“Principal” and “Principals” have the meaning set forth in the recitals to this Agreement.

“Principals Contribution Agreement” means the Contribution, Purchase and Sale Agreement, dated the date hereof, by and among the Partnership, Black Family Partners, L.P., a Delaware limited partnership, MJR Foundation LLC, a New York limited liability company, Joshua J. Harris, Holdings, Intermediate Holdings, APO Corp., APO LLC and each member of the Apollo Operating Group.

“Pro Rata Exchange” means an Exchange in which all three Principal Groups participate and transfer a number of AOG Units in proportion to their respective Sharing Percentages.

“Proceeding” shall have the meaning set forth in Section 6.8.

“Roll-up Agreement” means any Roll-up Agreement by and among Holdings, Intermediate Holdings, Apollo, APO LLC and APO Corp., on the one hand, and a senior manager of Apollo, on the other hand, in each case, dated as of the date hereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selected Courts” shall have the meaning set forth in Section 6.8.

“Senior Professional” means any executive officer of Apollo or any of the investment professionals who provide services (either as partners or employees) to Apollo or any of its Subsidiaries whose “total income” for the most recent preceding fiscal year is among the 25 highest (excluding the Principals from the 25 employees); provided, that any such individual must provide services to Apollo or any of its Subsidiaries on a substantially full-time basis; and provided, further, that the Principals shall not be considered Senior Professionals. As used herein, “total income” is an amount equal to the sum of (without duplication) (i) total compensation determined pursuant to Item 402 of Regulation S-K and (ii) total income listed on the applicable K-1 from Holdings, Intermediate Holdings or any Subsidiary of Apollo (excluding Funds and co-investment vehicles that invest in Funds).

“Shareholders Agreement” shall mean the shareholders agreement by and among Apollo, Holdings, Intermediate Holdings and the other parties thereto dated the date hereof.

“Shares” means, collectively, the outstanding Class A Shares and Class B Share (as equitably adjusted to reflect any split, combination, reorganization, recapitalization, reclassification or other similar event involving the Class A Shares and/or Class B Share).

“Sharing Percentage” means, with respect to any Principal Group, the amount, expressed as a percentage, obtained by dividing (i) the Pecuniary Interest of such Principal Group in AOG Units by (ii) the Pecuniary Interest of all the Principal Groups in AOG Units, as set forth on Schedule III hereto, as adjusted pursuant to Sections 2.2 and 4.1. For the avoidance of doubt, Persons other than the Principal Groups own interests, directly or indirectly, in the Apollo Operating Group and related management companies, and therefore, a Principal Group’s Sharing Percentage will be greater than its ownership percentage in any particular entity within the Apollo Operating Group.

“Strategic Agreement” means the Strategic Agreement, dated as of the date hereof, by and among Apollo, APOC Holdings Ltd., a Cayman Islands exempted company, the California Public Employees’ Retirement System and the other parties thereto.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax” means all federal, foreign, state, county, local or other taxes, charges, fees or assessments based on or measured with respect to income, including, without limitation, withholding, social security, payroll, employments, franchise and unemployment, imposed by a taxing authority, and shall include all interest, penalties and additions imposed with respect to such amounts.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the date hereof, by and among APO Corp., a Delaware corporation, Apollo Principal Holdings II, L.P., a Delaware limited partnership, Apollo Principal Holdings IV, L.P., a Cayman Islands exempted limited partnership, Apollo Management Holdings, L.P., a Delaware limited partnership (together with all other Persons in which APO Corp. acquires a partnership interest, member interest or similar interest after the date thereof and who becomes party thereto by execution of a joinder), and the other parties thereto.

“Term Sheet” means the Restructuring Term Sheet executed on March 19, 2007 among LB, MR and JH.

“Transferred Equivalent Heritage Points” has the meaning set forth in Section 2.3(b).

“Transferred Interests” has the meaning set forth in Section 2.2(b).

SECTION 1.2 GENDER. For the purposes of this Agreement, the words “he,” “his” or “himself” shall be interpreted to include the masculine, feminine and corporate, other entity or trust form.

ARTICLE II

OWNERSHIP

SECTION 2.1 OWNERSHIP.

(a) The Principal Groups own Holdings in accordance with their respective Sharing Percentages; provided, however, that each Principal Group’s interest in income and gains derived by Holdings from its indirect interest in the Heritage Funds shall be in accordance with such Principal Group’s Pecuniary Interest in Heritage Points.

(b) Other than Excluded Assets, each Principal (i) has contributed all of his interests in Intermediate Holdings, Apollo, the Apollo Operating Group and their respective Subsidiaries to Holdings and (ii) will not directly own any interests in Intermediate Holdings, the Apollo Operating Group and their respective Subsidiaries in the future; provided, however, that any future salary, compensation, equity incentives and other fringe benefits made available to any of the Principals or any member of their respective Groups by Apollo, the Apollo Operating Group or their respective Subsidiaries shall be Excluded Assets and shall not be contributed to Holdings.

(c) The Executive Committee shall negotiate in good faith with potential Fund investors to provide that any future mandatory capital commitments to be made by the general partner of any Fund shall be funded by Apollo (and not directly by the Principals). Notwithstanding the foregoing, the Executive Committee shall have the authority to determine whether it is commercially advantageous to have the Principals fund such capital commitments and, in the event that the Executive Committee so determines, the Principals agree to fund such capital commitments; provided, however, that (i) without the unanimous consent of the Executive Committee, no general partner of any Fund or any co-investment vehicle established to invest in any Fund shall commit to make a capital commitment in excess of 2.5%, in the aggregate, of the total capital commitments received by such Fund, and the portion of such capital commitment to be made by the Principals shall be reduced by the amount of such capital commitments to be made (as determined by the majority approval of the Executive Committee) by (A) Apollo and its Subsidiaries (excluding any Funds that may be Subsidiaries) and (B) the other investment professionals employed by Apollo and its Subsidiaries; (ii) without the unanimous consent of the Executive Committee, no Principal shall be required to make a capital commitment in excess of $75 million in any individual Fund; (iii) except as provided in clauses (iv) and (v) below, if the Principals are obligated to make future capital commitments to any Fund or any co-investment vehicle established to invest in any Fund, such capital commitments will be made by the Continuing Principals (or other members of their respective Groups) outside of Holdings ratably in accordance with the Sharing Percentages of their respective Groups as of the date of the First Closing of such Fund (for the avoidance of doubt, each such capital commitment by a Principal or his Group shall be an Excluded Asset); (iv) no Principal shall be required to make any future capital commitment to any Fund that has a First Closing after the date of such Principal’s termination or to any co-investment vehicle established to invest in any Fund that has a First Closing after the date of such Principal’s termination; and (v) any mandatory capital commitments by Holdings to a Heritage Fund will be made by the Principals in accordance with the Heritage Points Percentages in such Heritage Fund without giving effect to any adjustments thereto (for the avoidance of doubt, each such capital commitment by a Principal or his Group shall be an Excluded Asset).

(d) Each Principal shall determine individually whether such Principal and his Group shall indirectly participate in the management fee waiver program with respect to such Principal Group’s indirect right to receive distributions from Apollo Management Holdings, L.P. with respect to management fees that would have otherwise been payable on July 2, 2007. After July 2, 2007, the Principals and Holdings shall not indirectly participate in any management fee waiver program in effect from time to time unless the Executive Committee determines otherwise (it being understood that so long as participation by the Principals does not have an adverse impact on the financial results of Apollo and its Subsidiaries, the Executive Committee shall work diligently toward developing a plan that would allow such participation in compliance with clauses (i) through (iii) below); provided, that (i) to the extent that the Principals or Holdings participate in any such management fee waiver program, the Principals shall be entitled to indirectly participate in accordance with their respective Sharing Percentages, (ii) if there is any limitation on the amount of investment pursuant to any such management fee waiver program, the amount available to the Principals shall be allocated among the Principals in accordance with their respective Sharing Percentages, and (iii) to the extent that participation by the Principals or Holdings in any such management fee waiver program has an adverse economic impact on any non-participating Principal or the unitholders of Apollo generally, the Executive Committee must approve such participation by unanimous consent. The Executive Committee shall initially determine whether any “adverse economic impact” referred to in clause (iii) above will occur, but any Principal may dispute such determination.

(e) The Executive Committee will determine whether and to what extent any entity or investment professional (including the Principals) may invest in the Funds on terms more favorable than those offered to third party investors. If the Executive Committee permits any Principal to invest on terms more favorable than those offered to third party investors, it will permit all Continuing Principals to do so, and if any limit is imposed upon the amounts that may be invested on more favorable terms then such amount shall be allocated among the Continuing Principals in accordance with their respective Sharing Percentages.

(f) Holdings may hold interests in AOG Units, Shares, Heritage Points or other securities indirectly through Intermediate Holdings or other Persons. In such instance, this Agreement will be construed as if Holdings held such securities directly and Holdings shall cause such other Persons to take any actions necessary to carry out the transactions contemplated herein.

SECTION 2.2 SHARING PERCENTAGE ADJUSTMENTS.

(a) Upon the occurrence of an Exchange directed by any Principal Group pursuant to Section 2.4 hereof, such Principal Group’s Pecuniary Interest in AOG Units shall be decreased by the number of AOG Units transferred.

(b) Holdings shall track all transfers of AOG Units, other than (i) transfers pursuant to Sections 4.1(d) and 4.2, (ii) transfers made pursuant to an LB Extraordinary Transaction and (iii) transfers between members of the same Principal Group, in a tracking account (with sales represented as additions to the tracking account and acquisitions (other than as a result of the operation of the forfeiture provisions contained in Sections 4.1 and 4.2) represented as subtractions from the tracking account) and the total positive or negative sum of such transfers for each Principal Group at any given time shall be hereinafter referred to as such Principal’s “Transferred Interests”.

(c) Upon the termination of a Principal, such Principal’s Sharing Percentage shall be adjusted in accordance with Article IV.

SECTION 2.3 HERITAGE POINTS PERCENTAGE ADJUSTMENTS.

(a) Each Principal Group’s Heritage Points shall be adjusted and reallocated in accordance with the provisions of this Section 2.3 and Sections 4.1(d) and 4.2. Schedule I sets forth the Heritage Points Percentage of each Principal Group, and Schedule I shall be updated by the Principals from time to time to give effect to the provisions of this Section 2.3.

(b) In the event of an Exchange by a Principal Group (whether a Pro Rata Exchange or a Non-Pro Rata Exchange), the number of Heritage Points attributable to the AOG Units transferred by such Principal Group in the Exchange shall be equal to the product of such Principal Group’s Equivalent Heritage Points and the Exchange Percentage (the “Transferred Equivalent Heritage Points”); provided, that immediately prior to such Exchange, the Pecuniary Interests of all of the Principal Groups in the Heritage Points shall be adjusted and reallocated among the Principal Groups by debiting the LB Group’s Pecuniary Interest in the Heritage Points and crediting the MR Group’s or the JH Group’s (as applicable) Pecuniary Interest in the Heritage Points by an amount equal to fifty (50) percent of the product of (1) the Equivalent Heritage Points Deficit of the MR Group and/or JH Group (as applicable) and (2) the Exchange Percentage of the MR Group and/or JH Group (as applicable)

(the “Deficit Restoration Amount”); provided, further, that if and to the extent the Transferred Equivalent Heritage Points for the MR Group and/or the JH Group exceeds such Principal Group’s Pecuniary Interest in the Heritage Points (after giving effect to the Deficit Restoration Amount), the LB Group’s Pecuniary Interest in Heritage Points will be further debited by the amount of such excess and the amount so debited shall be reallocated to the JH Group and/or MR Group as applicable.

(c) If new AOG Units or equity interests in the Apollo Operating Group are issued to any Person (e.g., issuances to Apollo to reflect the proceeds of a sale of newly issued Class A Shares or issuances to employees of Apollo or its Subsidiaries pursuant to an equity incentive plan), the economic interest of Holdings in the Heritage Funds will be diluted. In each such instance, the Heritage Points of each Principal Group will be adjusted as if Holdings sold that number of AOG Units in a Pro Rata Exchange which would result in the same reduction in Holdings’ direct or indirect interest in the carried interest of the Heritage Funds.

(d) The LB Group shall retain a sufficient number of Heritage Points in each Heritage Fund to honor its obligations in this Section 2.3.

(e) For the avoidance of doubt, the Heritage Points Percentages may be further adjusted as set forth in Sections 4.1(d) and 4.2.

SECTION 2.4 TRANSFERS; REGISTRATION RIGHTS.

(a) Subject to the limitations set forth in this Section 2.4 and the Exchange Agreement, each Principal (and upon the death or Disability of such Principal, his duly appointed personal representative) individually shall have the right to cause Holdings to effect, at any time and from time to time, on one or more occasions, an Exchange with respect to all or a portion of such Principal Group’s Pecuniary Interest in AOG Units. The proceeds from any such Exchange (including any payments received by Holdings pursuant to the Tax Receivable Agreement), net of all selling expenses (other than selling expenses borne by Apollo pursuant to the Shareholders Agreement), shall be distributed by Holdings to the members of such selling Principal’s Group in proportion to their Pecuniary Interest in AOG Units subject to such Exchange. Upon the direction by a Principal (and upon the death or Disability of such Principal, his duly appointed personal representative) to effect an Exchange in compliance with this Agreement, Holdings shall be required to cause Intermediate Holdings to undertake an exchange, on a one-for-one basis, of an AOG Unit for a Class A Share and shall use commercially reasonable efforts to promptly consummate such Exchange (it being understood that no such transfer shall be effective unless such Principal and his Group have vested into the Pecuniary Interest in the AOG Units proposed to be transferred); provided, however, that each Principal acknowledges that one or more events, such as an underwriter cutback, the unavailability of a registration, the possession of material non-public information, or general market dislocation may affect the timing of a proposed sale or disposition of Class A Shares following an exchange, and accordingly, any Person that receives Class A Shares shall sell or dispose of such shares as promptly as practicable upon receipt thereof, taking into account the circumstances surrounding such proposed sale or disposition. Anything herein to the contrary notwithstanding, at the option of the Executive Committee, Holdings will cause Intermediate Holdings to make an In-Kind Exchange Distribution to Holdings, and Holdings will make an In-Kind Exchange Distribution. No In-Kind Exchange Distribution may be made unless (i) the recipient is already a party to the

Exchange Agreement as an “Apollo Principal Holder” and a party to the Shareholders Agreement as a “Shareholder” (or becomes so on or substantially simultaneous with such In-Kind Exchange Distribution) and (ii) Holdings shall make such election and cause Intermediate Holdings to make such In-Kind Exchange Distribution in a manner that would permit the applicable notice provisions under the Exchange Agreement to be met in order for the Exchange to occur on the same Quarterly Exchange Date with respect to which the Principal directed such Exchange. In addition, upon an In-Kind Exchange Distribution, the recipient shall exchange the AOG Units received for Class A Shares, as soon as possible, pursuant to the Exchange Agreement by the next Quarterly Exchange Date thereafter (as defined in the Exchange Agreement). The Principal Group that directed any such Exchange shall indemnify and hold harmless Holdings and its other partners from any liabilities or expenses (other than selling expenses borne by Apollo pursuant to the Shareholders Agreement) incurred in connection with such Exchange other than with respect to any taxable income realized by such other Principal Group as a result of such Exchange.

(b) Notwithstanding the foregoing, and subject to Sections 4.1(d) and 4.2, Holdings may not undertake an Exchange at the direction of a Principal unless (i) the vested portion of the Pecuniary Interest of such Principal and his Group in AOG Units (calculated on a pro-forma basis assuming such Principal voluntarily resigned immediately prior to such Exchange and such resignation constitutes a resignation under Section 3.2(b) hereof) is sufficient to cover the number of AOG Units proposed to be Exchanged and (ii) such Principal is permitted to direct an Exchange pursuant to Section 2.2 of the Shareholders Agreement. No party may request that an Exchange be made pursuant to the Exchange Agreement if the intended transferee is a member of such party’s Group. Notwithstanding anything else contained herein to the contrary, prior to consummating an Exchange within six (6) months of any purchase or sale of AOG Units by Holdings or Intermediate Holdings, the Principal proposing such Exchange shall consult with and obtain the approval of the general counsel of Apollo; provided, that all Principals subject to the same legal restrictions shall be treated ratably in accordance with their respective Sharing Percentages.

(c) Neither the Principal Group nor any Person controlled by the Principal Group shall own any Class A Shares other than Class A Shares received in an Exchange and then only to the extent provided in the Exchange Agreement.

(d) Subject to Section 5.4(b), no member of a Principal Group shall (i) direct Holdings to undertake an Exchange in violation of the Shareholders Agreement, the Exchange Agreement, the Partnership Agreement or any applicable lock-up agreement, or (ii) transfer its interests in Holdings without unanimous consent of the Principals other than to a Permitted Transferee; provided, that a Principal may not transfer any of its interests in Holdings to a Permitted Transferee unless such Permitted Transferee becomes a party to this Agreement by executing a joinder in the form attached as Exhibit A hereto.

(e) In connection with the registration rights provided in the Shareholders Agreement, each Principal and his Group will have the right (and all of the Principals shall have equal rights) to direct Holdings to cause Intermediate Holdings to exercise any of its rights under Article V of the Shareholders Agreement for the benefit of the Principal or members of his Group as if such Person were a Shareholder thereunder, in which event Holdings will cause

Intermediate Holdings to direct Apollo to use its commercially reasonable efforts to effect the registration under the Securities Act of Class A Shares. Any underwriter cutbacks affecting the Class A Shares indirectly held by Holdings shall be borne among the Principals or their respective Groups pro rata in accordance with their respective Sharing Percentages. Holdings and Intermediate Holdings shall promptly notify the other Principals (i) upon the exercise of a demand registration right by a Principal or any other Person or (ii) upon the registration by another Person (including Apollo) in which Intermediate Holdings is entitled to participate in accordance with its piggyback registration rights as set forth in the Shareholders Agreement, and in the case of a registration described in clause (i) or (ii), prior to causing Apollo to include any shares in such registration, afford each Principal through Holdings and Intermediate Holdings, equal rights to direct Apollo to include Class A Shares in any such registration to be sold for the benefit of the members of that Principal’s Group. Notwithstanding the foregoing, in the event of a Principal’s death, for purposes of calculating cutbacks within Holdings, the Class A Shares indirectly proposed to be included in such offering by Holdings for the benefit of such Principal’s estate will be adjusted such that the Class A Shares allocable to the Principal’s estate to be included in such offering shall be three times (3x) the number of Class A Shares otherwise allocable to such Principal in such offering.

(f) At least five days prior to submitting formal notice of a request for an Exchange pursuant to the Exchange Agreement, a Principal shall inform the other Principals of his intention to direct such an Exchange.

(g) Each Principal shall cause his Group to take any action (or refrain from taking any action) reasonably necessary to carry out the intent of this Agreement.

SECTION 2.5 EXCLUDED ASSETS. The terms of this Agreement shall not in any way affect the ownership of the Excluded Assets, and the Principal Groups shall continue to share the benefits and burdens of ownership in the Persons set forth on Schedule II hereto in the manner provided for in the existing arrangements among the Principals without regard to the terms of this Agreement; provided, however, that to the extent that a Principal or his respective Group controls or influences the general partner, managing member or similar governing party of any of the Persons listed on Schedule II, such Principal will (and will cause his Group to) exercise such control or influence in the manner directed by the Executive Committee.

SECTION 2.6 ALLOCATION OF ADJUSTMENTS. The members of each Principal Group are set forth on Schedule IV hereto, which may be updated from time to time to reflect additional transfers to a Permitted Transferee that is a member of a Principal Group. Any adjustment to a Principal Group’s Pecuniary Interest in AOG Units or Heritage Points pursuant to this Agreement shall be allocated among the members of such Group in a manner directed by the Principal of such Group or absent such instructions, pro rata among the members of such Group based upon their relative interests in Holdings.

SECTION 2.7 DISTRIBUTION ACCOUNTS.

(a) Holdings shall establish and maintain a ledger account on behalf of the (i) LB Group (the “LB Distribution Account”), (ii) MR Group (the “MR Distribution Account”) and (iii) JH Group (the “JH Distribution Account”), in each case, in accordance with this Section 2.7.

(b) Other than cash or in-kind distributions described in Sections 2.8(b)(i) or 2.8(b)(ii) and 2.8(c), each Distribution Account shall be increased as follows:

(i) the LB Distribution Account shall be increased by the amount of any distributions to Holdings received (x) with respect to Heritage Points in Fund IV, in accordance with the LB Group’s Heritage Points Percentage applicable to Fund IV in effect on the date of such distribution, (y) with respect to Heritage Points in Fund V, in accordance with the LB Group’s Heritage Points Percentage applicable to Fund V in effect on the date of such distribution, and (z) with respect to any other distributions to Holdings, in accordance with the LB Group’s Sharing Percentage in effect on the date of such distribution;

(ii) the MR Distribution Account shall be increased by the amount of any distributions to Holdings received (x) with respect to Heritage Points in Fund IV, in accordance with the MR Group’s Heritage Points Percentage applicable to Fund IV in effect on the date of such distribution, (y) with respect to Heritage Points in Fund V, in accordance with the MR Group’s Heritage Points Percentage applicable to Fund V in effect on the date of such distribution, and (z) with respect to any other distributions to Holdings, in accordance with the MR Group’s Sharing Percentage in effect on the date of such distribution; and

(iii) the JH Distribution Account shall be increased by the amount of any cash distributions to Holdings received (x) with respect to Heritage Points in Fund IV, in accordance with the JH Group’s Heritage Points Percentage applicable to Fund IV in effect on the date of such distribution, (y) with respect to Heritage Points in Fund V, in accordance with the JH Group’s Heritage Points Percentage applicable to Fund V in effect on the date of such distribution, and (z) with respect to any other distributions to Holdings, in accordance with the JH Group’s Sharing Percentage in effect on the date of such distribution.

Holdings shall be deemed to have received any distribution made by the Fund IV GP, the Fund V GP, and, without duplication, the Apollo Operating Group, in each case, with respect to its pecuniary interest in such Persons.

(c) Each Distribution Account shall be decreased as follows:

(i) the LB Distribution Account shall be decreased by the amount of (x) any distributions from Holdings to the LB Group other than distributions pursuant to Sections 2.8(b)(i), 2.8(b)(ii) and 2.8(c), and (y) the LB Group’s Sharing Percentage of any expenses incurred by Holdings, other than expenses that are expressly payable by a particular Principal or his Group pursuant to this Agreement;

(ii) the MR Distribution Account shall be decreased by the amount of (x) any distributions from Holdings to the MR Group other than distributions pursuant to Sections 2.8(b)(i), 2.8(b)(ii) and 2.8(c), and (y) the MR Group’s Sharing Percentage of any expenses incurred by Holdings, other than expenses that are expressly payable by a particular Principal or his Group pursuant to this Agreement; and

(iii) the JH Distribution Account shall be decreased by the amount of (x) any distributions from Holdings to the JH Group other than distributions pursuant to Sections 2.8(b)(i), 2.8(b)(ii) and 2.8(c), and (y) the JH Group’s Sharing Percentage of any expenses incurred by Holdings, other than expenses that are expressly payable by a particular Principal or his Group pursuant to this Agreement;

provided, that, any expenses incurred by Holdings that solely relate to a particular Heritage Fund, and are not expressly payable by a particular Principal or his Group shall be allocated among the Groups in accordance with their respective Heritage Points Percentages.

SECTION 2.8 DISTRIBUTIONS.

(a) Subject to the retention of cash reserves to account for reasonably anticipated expenses and other liabilities as the Executive Committee may determine to be appropriate, Holdings shall make distributions to the Principal Groups promptly upon receipt of any cash distributions from the Apollo Operating Group. Such distributions shall be made in cash, without interest. At no time shall Holdings or any of the Principals take any action that shall prevent Intermediate Holdings or any other similar holding vehicle from making cash distributions to Holdings upon receipt of a cash distribution from the Apollo Operating Group.

(b) The net proceeds of any (i) Pro Rata Exchange (including, in the case of an In-Kind Exchange Distribution, the AOG Units) shall be distributed to the Principal Groups in accordance with their respective Sharing Percentages, (ii) Non-Pro Rata Exchange (including, in the case of an In-Kind Exchange Distribution, the AOG Units) shall be distributed entirely to the Principal Group(s) that directed such Non-Pro Rata Exchange, (iii) other distribution to Holdings which has properly been reflected in the Distribution Accounts pursuant to Section 2.7 shall be distributed to the Principal Groups in proportion to (and not in excess of) their respective Distribution Accounts and (iv) other distribution (other than a distribution of Heritage Points) shall be distributed to the Principal Groups in accordance with their respective Sharing Percentages (it being understood that any expenses incurred in connection with any Exchange shall be borne by the Principals directing such Exchange in proportion to the number of AOG Units being Exchanged by such Principals).

(c) In the event that Holdings distributes the partnership interests represented by the Heritage Points to the Principal Groups, it shall distribute such partnership interests in accordance with Heritage Points Percentages for the applicable Heritage Fund.

ARTICLE III

EMPLOYMENT

SECTION 3.1 TERMINATION.

(a) Termination by Apollo Employer. A Principal may be terminated by the Apollo Employer only for Cause. The Principals shall take all actions necessary to ensure that no Principal shall be terminated by the Apollo Employer for any other reason.

(b) Termination by Principal. Each Principal shall be deemed terminated upon his death, Disability, retirement or resignation from the Apollo Employer.

SECTION 3.2 VESTING. Each Principal Group’s Pecuniary Interest in the AOG Units shall be subject to vesting as provided in this Section 3.2.

(a) Upon a Principal’s termination for Cause, the vested portion of his Group’s Pecuniary Interest in AOG Units shall equal (i) the product (such product, the “Partial Vested Cause Amount”) of (x) the sum (such sum, the “Base Cause Amount”) of such Principal Group’s then-current Pecuniary Interest in AOG Units plus such Principal Group’s Transferred Interests (if any), multiplied by (y) such Principal’s Employment Fraction; plus (ii) fifty percent (50%) of the difference between (x) the Base Cause Amount and (y) the Partial Vested Cause Amount; minus (iii) such Principal Group’s Transferred Interests.

(b) Upon a Principal’s termination as a result of resignation or retirement, the vested portion of his Group’s Pecuniary Interest in AOG Units shall equal (i) (x) such Principal Group’s then-current Pecuniary Interest in AOG Units plus such Principal Group’s Transferred Interests (if any) multiplied by (y) such Principal’s Employment Fraction; minus (ii) such Principal Group’s Transferred Interests.

(c) Upon a termination of MR or JH for death or Disability, the vested portion of his Group’s Pecuniary Interest in AOG Units shall equal (i) the product (such product, the “Partial Vested Disability Amount”) of (x) the sum (such sum, the “Base Disability Amount”) of such Principal Group’s then-current Pecuniary Interest in AOG Units plus such Principal Group’s Transferred Interests (if any), multiplied by (y) such Principal’s Employment Fraction; plus (ii) fifty percent (50%) of the difference between (x) the Base Disability Amount and (y) the Partial Vested Disability Amount; minus (iii) such Principal Group’s Transferred Interests.

(d) Upon a termination of LB for death or Disability, 100% of his Group’s Pecuniary Interest in AOG Units shall be vested.

SECTION 3.3 COMPENSATION; OTHER ECONOMIC BENEFITS. Until the fifth anniversary of the date hereof, each Continuing Principal shall receive the same salary, compensation, equity incentives and other fringe benefits as the other Continuing Principals. Additionally, the Principals may from time to time use aircraft owned or leased by Apollo, the Apollo Operating Group or any of their respective Subsidiaries for their personal use. In such instance, such Principal will reimburse Apollo, the Apollo Operating Group or such Subsidiary for his personal use of such aircraft at then-prevailing charter rates. Alternatively, if a Principal uses his own aircraft for business of Apollo, the Apollo Operating Group or their respective Subsidiaries, Apollo shall reimburse such Principal for the use of his aircraft at then-prevailing charter rates.

ARTICLE IV

FORFEITURE

SECTION 4.1 FORFEITURE AMONG PRINCIPALS.

(a) Upon a Principal’s (the “Forfeiting Principal”) resignation, retirement, death, Disability or termination for Cause, the Pecuniary Interest in AOG Units held by such Forfeiting Principal and his Group that has not vested in accordance with Section 3.2 (if any) shall be forfeited (the “Forfeited Interests”) as of the applicable Forfeiture Date within Holdings for the benefit of the Principals (the “Continuing Principals”) who continue to be employed by the Apollo Employer as of the applicable Forfeiture Date pro rata in accordance with the respective Sharing Percentages of such Continuing Principals’ Groups as of the Forfeiture Date.

(b) All credits and debits to the Distribution Account of a Forfeiting Principal’s Group shall, from the date of termination of such Forfeiting Principal until the applicable Forfeiture Date, be computed on a pro-forma basis assuming the Sharing Percentage and Heritage Points Percentage of such Forfeiting Principal had been adjusted on the date of termination to give effect to the forfeiture to occur on the Forfeiture Date. Amounts that would, but for the preceding sentence, be debited or credited to the Distribution Account of such Forfeiting Principal and his Group shall, on the applicable Forfeiture Date, be debited or credited to the Distribution Accounts of the Continuing Principals in accordance with such Continuing Principals’ respective Sharing Percentages, as adjusted pursuant to Section 4.1(a).

(c) Upon the termination of any Principal, the Pecuniary Interest of such Principal Group in Heritage Points shall be reduced by multiplying such amount by a fraction, the numerator of which is the vested portion of such Group’s Pecuniary Interest in AOG Units calculated pursuant to Section 3.2 above and the denominator of which is such Group’s Pecuniary Interest in AOG Units immediately prior to such Principal’s termination. The Heritage Points subject to reduction shall be reallocated among the respective Groups of the Continuing Principals in the same manner as the Forfeited Interests are allocated pursuant to Section 4.1(a).

(d) The Continuing Principals receiving Forfeited Interests shall be permitted to direct Holdings to sell (as part of an Exchange) without regard to the transfer restrictions set forth in Section 2.4(b), such number of Class A Shares as required to pay Taxes payable, if any, as a result of the receipt of such Forfeited Interests and Heritage Points, calculated based on the maximum combined U.S. federal, New York State and New York City tax rate applicable to individuals. Transfers pursuant to this Section 4.1(d) shall not increase a Principal Group’s number of Transferred Interests.

SECTION 4.2 FORFEITURE BY OTHER PERSONS

(a) In the event of any forfeiture to (or for the benefit of) Holdings of AOG Units or other economic interest in Apollo, the Apollo Operating Group or any Subsidiary thereof by any Person other than a Principal or his Group, the AOG Units or other economic interest related to such “points” shall be allocated among the Principal Groups based upon their respective Sharing Percentages as of the date of such forfeiture. The Heritage Points Percentages will be appropriately adjusted to give effect to this re-allocation with respect to any such forfeiture of “points” in a Heritage Fund. Notwithstanding the foregoing, the Executive Committee may elect to assign such AOG Units or other economic interest in the Apollo Operating Group or any Subsidiary thereof to the Apollo Operating Group, it being understood that in such circumstance each limited partnership interest that comprises an AOG Unit shall be contributed to the respective issuer within the Apollo Operating Group and any other economic interest shall be similarly contributed to the member of the Apollo Operating Group that is the parent entity of the issuer of such economic interest.

(b) The Continuing Principals receiving such forfeited interests shall be permitted to direct Holdings to sell (as part of an Exchange) without regard to the transfer restrictions set forth in Section 2.4(b), such number of Class A Shares as required to pay Taxes payable, if any, as a result of the receipt of such forfeited interests, calculated based on the maximum combined U.S. federal, New York State and New York City tax rate applicable to individuals. Transfers pursuant to this Section 4.2 shall not increase a Principal Group’s number of Transferred Interests.

ARTICLE V

GOVERNANCE; CERTAIN RIGHTS; COMPETING ACTIVITIES

SECTION 5.1 EXECUTIVE COMMITTEE; LIMITATIONS ON HOLDINGS AND THE HOLDINGS GP.

(a) Except as expressly provided herein or as otherwise delegated to another Person by the Executive Committee, Holdings, Intermediate Holdings, the Holdings GP, Apollo (and its managing member, if any), the Apollo Operating Group and their respective Subsidiaries will be governed by, and the business and affairs of each such entity shall be managed by or under the direction of, a three (3) person executive committee (the “Executive Committee”) with each Principal having the right to be a member of such Executive Committee for so long as each such Principal is employed by the Apollo Employer; provided, however, that upon his retirement, LB may, at his option, remain on such Executive Committee until the earlier of his death or Disability or commission of an act or omission that would constitute Cause assuming that LB was still employed by the Apollo Employer. For so long as a Principal is a member of the Executive Committee, such Principal shall not transfer any equity interests in the Holdings GP under any circumstances unless approved by the unanimous consent of the Executive Committee. In the event that any of the Principals ceases to be a member of the Executive Committee, any equity interests held by such Principal in the Holdings GP shall automatically be transferred to his successor on the Executive Committee without any action on the part of such Principal. In the event that any of Apollo (and its managing member, if any), the Apollo

Operating Group or any of their respective Subsidiaries is not governed by the Executive Committee, the Principals shall, to the extent permitted to do so by law, ensure that any decision undertaken by a Principal, whether pursuant to the Shareholders Agreement, the Partnership Agreement or otherwise, conforms to the provisions of this Article V, and Holdings, Intermediate Holdings and the Holdings GP shall continue to be governed by the Executive Committee pursuant to this Agreement.

(b) Each of the Principals hereby agrees and acknowledges that Holdings (i) has been formed strictly as a passive holding vehicle for the Principal Groups, (ii) has not and will not engage in any active business, and (iii) has not and will not engage in any activity of any kind, except in connection with and in furtherance of this Agreement or with the unanimous consent of the Principals.

(c) Each of the Principals hereby agrees and acknowledges that the Holdings GP (i) has been formed strictly as a passive, non-economic general partner of Holdings and Intermediate Holdings, (ii) has not and will not engage in any active business, and (iii) has not and will not engage in any activity of any kind, except in connection with and in furtherance of this Agreement or with the unanimous consent of the Principals.

SECTION 5.2 AUTHORITY OF EXECUTIVE COMMITTEE.

(a) Except as otherwise expressly provided herein, any action taken by the Executive Committee shall require the affirmative vote of at least two (2) of the Principals.

(b) In addition to other actions specifically provided herein, all (i) decisions regarding (x) the employment of senior investment professionals at or (y) the engagement of senior consultants by Apollo, the Apollo Operating Group or their respective Subsidiaries, including without limitation, hiring, terminating and compensating (whether through an equity-based arrangement or otherwise) such persons shall require the unanimous consent of the Executive Committee, (ii) any delegation of the authority of the Executive Committee to any Person and (iii) the dissolution of Holdings or any actions or transactions that result or could result in non-pro rata treatment or effect upon a Principal (other than as a result of termination of such Principal for Cause), within Holdings, Intermediate Holdings or otherwise, shall require the unanimous consent of the Principals. If Apollo, the Apollo Operating Group or any of their respective Subsidiaries become parties to a joint venture engaged in any business similar to any of the businesses of Apollo, then any rights that such Apollo joint venture party may have to control or influence the terms of the employment of the senior investment professionals and consultants of such joint venture (including in connection with the establishment of such terms at the commencement of such joint venture) shall be subject to clause (i) of the preceding sentence.

(c) Each Principal and his Group will take all action necessary to cause Holdings and/or Intermediate Holdings to elect each Principal to the Board so long as such Principal is eligible to actively participate on the Executive Committee. The designation of the other directors to the Board shall be determined by the Executive Committee; provided, that LB shall have a veto over the designation of any such other director for so long he is a member of the Executive Committee.

SECTION 5.3 FILLING VACANCIES ON EXECUTIVE COMMITTEE.

(a) All vacancies on the Executive Committee will be filled by a Senior Professional. Except as provided in Section 5.3(b), if a vacancy exists on the Executive Committee as a result of the termination of any member of the Executive Committee, then the remaining members of the Executive Committee shall select the replacement. If the remaining members of the Executive Committee cannot agree on a replacement, each such member shall recommend a Senior Professional to the independent directors of Apollo (the “Independent Board”) who shall then select (by majority vote) one of the two Senior Professionals presented to them by the Executive Committee to serve on the Executive Committee. If, for any reason, there are no members of the Executive Committee and the rights to appoint a member of the Executive Committee set forth in Section 5.3(b) have expired, the Independent Board shall select the successors to the Executive Committee from among the Senior Professionals.

(b) If a vacancy exists on the Executive Committee as a result of the death or Disability of LB or the termination of any subsequent individual who was appointed to the Executive Committee pursuant to this Section 5.3(b), then LB (or his personal representative, if applicable) shall, after consultation with the Executive Committee, nominate a Senior Professional to fill such vacancy. Such nominee must be approved by at least one (1) member of the Executive Committee, such approval not to be unreasonably withheld or delayed. The right of LB (or his personal representative, as applicable) to exercise the rights set forth in this Section 5.3(b) shall terminate upon the earlier of (i) LB ceasing to be a member of the Executive Committee for any reason other than death or Disability, (ii) LB’s commission of an act or omission that would constitute Cause assuming that LB was still employed by the Apollo Employer, or (iii) the LB Group ceases to be the largest beneficial owner of Shares (for these purposes, (x) each Group shall be deemed to own that number of Class A Shares beneficially owned by Holdings (or indirectly owned by Holdings through Intermediate Holdings or another intermediary) multiplied by such Group’s Sharing Percentage and (y) the number of Shares beneficially owned by stockholders (other than any member of a Principal Group) shall be aggregated with the number of Shares beneficially owned by such stockholder’s affiliates). Beneficial ownership shall be calculated pursuant to Section 13(d) of the Exchange Act.

(c) Any Senior Professional who becomes a member of the Executive Committee shall not be terminated from Apollo and its Subsidiaries or removed from the Executive Committee other than for Cause. So long as such Senior Professional remains on the Executive Committee, his “points” in any Person that is a Subsidiary of the Apollo Operating Group shall not be reduced (other than due to pro rata dilution in the ordinary course reflecting the issuance of “points” to or for the benefit of Persons other than any member of a Principal Group). Additionally, such Senior Professional shall be entitled to no less than the highest number of “points” awarded to any other Senior Professional in a future Apollo private equity fund which has a First Closing while such Senior Professional remains on the Executive Committee and the vesting of such “points” will be on terms no less favorable than those given to any other Senior Professional, considered in the aggregate and as reasonably determined by the Executive Committee after giving effect to the aggregate “points” awarded, the value of such “points” and related factors. Additionally, such Senior Professional, so long as he is on the Executive Committee, shall participate in all other Apollo incentive plans and fringe benefits on terms determined by the Independent Board (by majority vote).

SECTION 5.4 EXTRAORDINARY TRANSACTIONS.

(a) Except as provided in Section 5.4(b), the initiation of any Extraordinary Transaction will be determined by the Executive Committee upon the affirmative vote of two (2) Principals; provided, that LB shall have a veto over any such Extraordinary Transaction to the extent that it involves (i) the direct or indirect sale of a ratable interest (or substantially ratable interest) in each Person that constitutes the Apollo Operating Group or (ii) a sale of all or substantially all of the assets of Apollo, in each case, so long as he is on the Executive Committee.

(b) Subject to approval of the Independent Board, at any time after December 31, 2009, LB, in consultation with, but not subject to the approval of, the Executive Committee, may cause an Extraordinary Transaction to the extent that it involves (i) the direct or indirect sale of a ratable interest (or substantially ratable interest) in each Person that constitutes the Apollo Operating Group or (ii) a sale of all or substantially all of the assets of Apollo, in each case; provided, however, that:

(i) LB must provide the other Principals with written notice of any such Extraordinary Transaction at least thirty (30) days prior to the consummation thereof;

(ii) all Principal Groups shall be treated ratably with respect to proceeds or other consideration, hold-backs, and any related matters based upon Sharing Percentages;

(iii) any indemnification obligations of Holdings, Intermediate Holdings and/or the Principal Groups shall survive for no more than two (2) years from the closing of such Extraordinary Transaction, other than indemnification for representations and warranties made on a several basis, as described in Section 5.4(b)(vii) below, which may survive longer;

(iv) the transaction shall be on an arms-length basis with an unaffiliated third party or parties;

(v) the terms of the transaction shall not obligate any member of a Principal Group to any covenants or other provisions beyond the terms and scope of this Agreement;

(vi) if any Principal Group is given an option as to the form and amount of consideration to be received, all Principal Groups will be given the same option ratably in accordance with their Sharing Percentages;

(vii) no Principal Group shall be obligated to pay more than its pro rata amount of expenses incurred (based upon Sharing Percentages) in connection with such consummated Extraordinary Transaction to the extent such expenses are incurred for the benefit of all Principal Groups and are not otherwise paid by Apollo or the acquiring party (expenses incurred by or on behalf of a Principal Group for its sole benefit not being considered expenses incurred for the benefit of all Principal Groups); and

(viii) in the event that the Principal Groups are required to provide any representations, warranties or indemnities in connection with such Extraordinary Transaction (other than representations, warranties and indemnities made on a several basis concerning each Principal Group’s valid ownership of its equity interests, free of all liens and encumbrances, enforceability of transaction documents, and each Principal Group’s authority, power, and right to enter into and consummate agreements relating to such Extraordinary Transaction without violating applicable law or any other agreement), then each Principal Group shall not be liable for more than its pro rata amount (based upon Sharing Percentages) of any liability for misrepresentation or indemnity (except in respect of such several representations and warranties) and such liability shall not exceed the total purchase price received by such Principal Group from such purchaser (an Extraordinary Transaction which meets the criteria set forth in this Section 5.4(b) is referred to herein as an “LB Extraordinary Transaction”).

(c) The other Principals shall and shall direct their respective Groups and Holdings to (x) approve and consent to, and raise no objections to, any LB Extraordinary Transaction and (y) take all necessary and desirable actions to facilitate the consummation of any LB Extraordinary Transaction. Each Principal shall and shall direct their respective Groups and Holdings to waive any dissenters rights, appraisal rights or similar rights in connection with any LB Extraordinary Transaction, if any, and vote all of his or its interests in favor of any LB Extraordinary Transaction and execute definitive documents negotiated by LB in order to effect any LB Extraordinary Transaction.

(d) In the event of any LB Extraordinary Transaction, then the vesting schedule of any Principal (other than LB) who has not previously been terminated and who elected a six (6) year vesting schedule with a one (1) year non-compete/non-solicitation provision shall automatically convert (retroactively) to a five (5) year vesting schedule with a two (2) year non-compete/non-solicitation provision.

(e) Any distribution of net cash proceeds from an Extraordinary Transaction shall not be subject to vesting.

(f) The Executive Committee shall determine the use of proceeds from an Extraordinary Transaction; provided, that LB shall have a veto over any such use so long as he is on the Executive Committee; and, provided, further, that the proceeds from any LB Extraordinary Transaction shall be distributed in accordance with Section 5.4(b).

SECTION 5.5 EMPLOYMENT MATTERS. The definitions of “Cause” and “Disability” in this Agreement are used solely in connection with the vesting and forfeiture of each Principal’s Pecuniary Interest in AOG Units. A Principal’s vesting in his Pecuniary Interest in AOG Units shall cease upon his termination for Cause or Disability in accordance with this Agreement. However, there may be a delay between the act or omission that may constitute Cause or the condition that may result in a Disability, and the effective date of such termination. In such case, the Executive Committee may temporarily appoint a Senior Professional to perform the functional responsibilities and duties of such Principal until Cause or Disability definitively occurs or is determined not to have occurred. Notwithstanding the foregoing, (a) the Executive Committee may so appoint a Senior Professional only if such Principal is unable to perform his responsibilities and duties to the Apollo Employer, or, as a matter of fiduciary duty, should be prohibited from performing his responsibilities and duties, and (b) such Principal shall continue to serve on the Executive Committee unless otherwise prohibited from doing so pursuant to this Agreement.

SECTION 5.6 ACKNOWLEDGEMENTS BY THE PRINCIPALS

(a) Each Principal and his Group shall comply with the provisions of (i) Sections 4.1, 4.2 and 5.1 (“drags and tags” and “Sale of the Company”) of the Lender Rights Agreement and (ii) Sections 3.6 and 5.2 (“tags and drags”) of each Roll-up Agreement.

(b) Each Principal and his Group shall comply with the provisions of (i) Clause E (“Disparaging Comments”) of Exhibit A to the employment agreements entered into by the Principals on the date hereof, (ii) Clause F (“Competing Activities”) of Exhibit A to the employment agreements entered into by the Principals on the date hereof and (iii) Section 5.6(e) (non-disparagement) of each Roll-up Agreement.

SECTION 5.7 ACCESS TO BOOKS, RECORDS AND FINANCIAL INFORMATION. Each Principal shall have the right, upon reasonable request for purposes reasonably related to the interest of such Principal as a partner or former partner of Holdings, to inspect, during normal business hours, Holdings’ books and records (including such financial and other information relating to Holdings or any other Person in which Holdings directly or indirectly owns an interest) relating to any period of time during which such Principal was a partner of Holdings. All requests for information or access shall be made in writing and shall specify the reasons for such request. Holdings shall have twenty (20) Business Days to respond to such request (or such longer period as may be reasonable under the circumstances given the volume or complexity of the request). The requesting Principal shall reimburse Holdings for all reasonable expenses incurred by Holdings in order to provide such information or access (including expenses necessary to provide such information or access in a manner that is prudent in order to protect the interests of Holdings and its affiliates). Holdings shall have no obligation to generate information that does not exist nor organize information in a format that does not exist. Holdings shall not have to respond to more than one request in any thirty (30) day period made by the same Principal. The rights of a Principal pursuant to this Section 5.7 shall expire when such Principal’s Group no longer owns an interest in Holdings. The Principals acknowledge and agree that they have bargained for and agreed to the provisions of this Section 5.7 and any other provisions of this Agreement which restrict access to information, that such provisions constitute a fundamental element of their agreement relating to the affairs of Holdings, that such provisions limit rights of inspection otherwise available to them and that such provisions are intended to be enforceable notwithstanding any rights of inspection otherwise available at law or in equity.

SECTION 5.8 CONFIDENTIAL INFORMATION

(a) A Principal will not disclose or use at any time, either prior to his termination or thereafter, any Confidential Information of which such Principal is or becomes aware, whether or not such information is authored or developed by him, except to the extent that (i) such disclosure or use is directly related to and required by such Principal’s performance of duties to Apollo or any of its Subsidiaries or any Portfolio Company, (ii) subject to Sections 6.8 and 6.9, to the extent that such disclosure is required in connection with any action by such Principal to enforce rights under this Agreement or any other agreement with Holdings, Apollo or any of its Subsidiaries, (iii) such disclosure is expressly permitted by the terms of this Agreement or by the Executive Committee, or (iv) such disclosure is legally required to be made; provided, that such Principal shall provide ten (10) days prior written notice, if practicable, to Holdings of such disclosure so that Holdings may seek a protective order or similar remedy; and, provided further, that, in each case set forth above, such Principal informs the recipients that such information or communication is confidential in nature. Notwithstanding anything contained herein, upon the expiration of the term of any non-competition agreement that a Principal is party to with Apollo, the Apollo Operating Group or any of their respective Subsidiaries, a Principal shall be permitted to use, and will be given full access to, performance information of the Apollo Funds related to such Principal’s respective tenure as an employee or active manager of Apollo, the Apollo Operating Group or any of their respective Subsidiaries; provided, that Holdings, Intermediate Holdings, Apollo, the Apollo Operating Group and their respective Subsidiaries shall not be responsible for any misrepresentations on such Principal’s part to any third parties regarding the foregoing.

(b) Any trade secrets of Holdings, Apollo or any of its Subsidiaries or any Portfolio Company will be entitled to all of the protections and benefits under any applicable law. If any information that Holdings deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. Each Principal hereby waives any requirement that Holdings submit proof of the economic value of any trade secret or post a bond or other security.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 NOTICES. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by nationally recognized overnight courier, addressed to such party at the address set forth on Schedule V.

SECTION 6.2 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 6.3 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 6.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, including via facsimile, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

SECTION 6.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (a) constitutes the entire agreement and (except with respect to Excluded Assets and any agreements entered into contemporaneously herewith) supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the Term Sheet, and (b) is not intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder.

SECTION 6.6 FURTHER ASSURANCES. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

SECTION 6.7 GOVERNING LAW; EQUITABLE REMEDIES. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that in the event that (a) arbitration pursuant to Section 6.9 is not available or (b) circumstances exist such that immediate action must be taken to preserve the intent of this Agreement pending an arbitration in accordance with Section 6.9, the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. In such event, any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance pursuant to this Section 6.7, it will not assert the defense that a remedy at law would be adequate.

SECTION 6.8 CONSENT TO JURISDICTION. It is the desire and intent of the parties hereto that any disputes or controversies arising under or in connection with this Agreement be resolved pursuant to arbitration in accordance with Section 6.9; provided, however, that, to the extent that Section 6.9 is held to be invalid or unenforceable for any reason, and the result is that the parties hereto are precluded from resolving any claim arising under or in connection with this Agreement pursuant to the terms of Section 6.9 (after giving effect to the terms of Section 6.3), the following provisions of this Section 6.8 shall govern the resolution of all disputes or controversies arising under this Agreement. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of (A) the United States District Court for the Southern District of New York or (B) in the event that such court lacks jurisdiction to hear the claim, the state courts of New York located in the borough of Manhattan, New York City (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to Holdings and the Principals at their respective addresses referred to in Section 6.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

SECTION 6.9 ARBITRATION.

(a) Except as provided in Sections 6.7, the parties hereto agree that any dispute, controversy or claim arising out of or relating to this Agreement, whether based on contract, tort, statute or other legal or equitable theory (including without limitation, any claim of fraud, intentional misconduct, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause) or the breach or termination hereof (the “Dispute”), shall be resolved in binding arbitration in accordance with the following provisions:

(i) Such dispute shall be resolved by binding arbitration to be conducted before JAMS in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures as in effect at the time of the arbitration.

(ii) The arbitration shall be held before a panel of three arbitrators appointed by JAMS, in accordance with its rules, who are not affiliates of any party to such arbitration and do not have any potential for bias or conflict of interest with respect any of the parties hereto, directly or indirectly, by virtue of any direct or indirect financial interest, family relationship or close friendship.

(iii) Such arbitration shall be held at such place as the arbitrators appointed by JAMS may determine within New York, New York, or such other location to which the parties hereto may agree.

(iv) The arbitrators shall have the authority, taking into account the parties’ desire that any arbitration proceeding hereunder be reasonably expedited and efficient, to permit the parties hereto to conduct discovery. Any such discovery shall be (i) guided generally by but be no broader than permitted under the United States Federal Rules of Civil Procedure (the “FRCP”), and (ii) subject to the arbitrators and the parties hereto entering into a mutually acceptable confidentiality agreement.

(v) The arbitrators shall have the authority to issue subpoenas for the attendance of witnesses and for the production of records and other evidence at any hearing and may administer oaths. Any such subpoena must be served in the manner for service of subpoenas under the FRCP and enforced in the manner for enforcement of subpoenas under the FRCP.

(vi) The arbitrators’ decision and award in any such arbitration shall be made by majority vote and delivered within thirty (30) calendar days of the conclusion of the evidentiary hearings. In addition, the arbitrators shall have the authority to award injunctive relief to any of the parties.

(vii) The arbitrators’ decision shall be in writing and shall be as brief as possible and will include the basis for the arbitrators’ decision. A record of the arbitration proceeding shall be kept.

(viii) Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(ix) The parties shall share equally all expenses of JAMS (including those of the arbitrators) incurred in connection with any arbitration. Notwithstanding the foregoing, if the arbitrators determine that any party’s claim or position was frivolous, such party shall reimburse the other parties to such arbitration for all reasonable expenses incurred (including reasonable legal fees and expenses) in connection with such arbitration.

(x) The parties hereto agree to participate in any arbitration in good faith.

(b) If JAMS is unable or unwilling to commence arbitration with regard to any such Dispute within thirty (30) calendar days after the parties have met the requirements for commencement as set forth in Rule 5 of the JAMS Comprehensive Arbitration Rules and Procedures, then the Disputes shall be resolved by binding arbitration, in accordance with the International Arbitration Rules of the American Arbitration Association (the “AAA”), before a panel of three arbitrators who shall be selected jointly by the parties involved in such Dispute, or if the parties cannot agree on the selection of the arbitrators, shall be selected by the AAA (provided that any arbitrators selected by the AAA shall meet the requirements of subparagraph (a)(ii) above). Any such arbitration shall be subject to the provisions of subparagraphs (a)(iii) through (a)(x) above (as if the AAA were JAMS). If the AAA is unable or unwilling to commence such arbitration within thirty (30) calendar days after the parties have met the requirements for such commencement set forth in the aforementioned rules, then either party may seek resolution of such Dispute through litigation in accordance with Sections 6.7 and 6.8.

(c) Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrators, the parties and their counsel, and each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any Person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award or as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

SECTION 6.10 AMENDMENTS; WAIVERS; NO DISCRIMINATORY ACTION.

(a) The Agreement may be amended and the terms and conditions of the Agreement may be changed or modified at any time upon the approval, in writing, of the Principals (or their legal representative, if applicable).

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) Except in connection with a termination for Cause, no Principal shall take any action against another Principal that is discriminatory against such Principal without the consent of such affected Principal. Additionally, each Principal shall use his best efforts to cause each of Holdings, Intermediate Holdings, the Holdings GP, Apollo (and its managing member, if any), the Apollo Operating Group and their respective Subsidiaries to refrain from taking any action that is discriminatory against any Principal without the consent of such affected Principal.

(d) Each Principal, whether on his own behalf or on behalf of his Group, will not take any action as a Principal, stockholder, director, partner, member, officer or otherwise except in a manner that is consistent with the terms of this Agreement, and no Principal shall enter into any agreement or arrangement of any kind with any Person on terms inconsistent with the provisions of this Agreement (whether or not such agreement or arrangement is with other Principals, Permitted Transferees or with Persons that are not party to this Agreement). Each Permitted Transferee will not take any action as a stockholder, director, partner, member, officer or otherwise except in a manner that is consistent with the terms of this Agreement, and no Permitted Transferee shall enter into any agreement or arrangement of any kind with any Person on terms inconsistent with the provisions of this Agreement (whether or not such agreement or arrangement is with a Principal, any other Permitted Transferee or with Persons that are not party to this Agreement).

SECTION 6.11 ASSIGNMENT. Except as expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

SECTION 6.12 SCHEDULE VI. Schedule VI is hereby incorporated by reference.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

/s/ Leon D. Black
Leon D. Black

/s/ Marc J. Rowan
Marc J. Rowan

/s/ Joshua J. Harris
Joshua J. Harris

BLACK FAMILY PARTNERS, L.P.

By:	Black Family GP, LLC, its General Partner

By:	/s/ Leon D. Black
Leon D. Black
Manager

MJR FOUNDATION LLC

By:	/s/ Marc J. Rowan
Name: Marc J. Rowan
Title: Manager

BRH HOLDINGS, L.P.

By:	BRH Holdings GP, LTD. its General Partner

By:	/s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

[Agreement Among Principals]

AP PROFESSIONAL HOLDINGS, L.P.

By:	BRH Holdings GP, LTD. its General Partner

By:	/s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

[Agreement Among Principals]